WWW.EXFILE.COM, INC. -- 13792 -- SCHNITZER STEEL INDUSTRIES, INC. -- EXHIBIT 99.1 TO FORM 8-K

EXHIBIT 99.1

Schnitzer Steel Announces Appointments to Facilitate the Integration of Acquisitions; Announces SEC Order Relating to Previously Announced Independent Investigation

PORTLAND, Ore. – August 24, 2005 – Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today announced that it has taken an important step to facilitate the integration of acquisitions by appointing Kelly E. Lang, who has served as Acting Chief Financial Officer since June 2, 2005, to the new position of Vice President for Asset and Operational Integration. Mr. Lang will help manage the integration into Schnitzer Steel of acquired businesses.

The Company also announced the appointment of Gregory J. Witherspoon as Interim Chief Financial Officer. He will serve until the completion of the search for a Chief Financial Officer, which is being led by Korn Ferry International.

“Kelly is ideally prepared to lead our efforts to smoothly and efficiently meld the businesses we are acquiring. He has deep familiarity with our businesses, and he has been directly involved in negotiating our recent acquisitions,” said John D. Carter, President and Chief Executive Officer. “We appreciate Kelly's willingness to take on this important assignment and we are pleased that Greg, a talented financial manager with extensive public company experience, has agreed to take on the CFO position, which enables us to move Kelly to the Asset and Operational Integration post described above. Greg will add strength in the near term to our management team.”

Mr. Witherspoon’s financial consulting engagements have included a two-year assignment as President of a chain of hotels and restaurants, and a six-month assignment as Interim President and Chief Financial Officer of an automobile lender. He served as Chief Financial Officer of Aames Financial Corp., a sub-prime mortgage lender, from 1987 to 1998. Aames Financial Corp. became a publicly traded company in 1991 and by 1998 had a market capitalization in excess of $1 billion. Mr. Witherspoon began his career with Deloitte & Touche as a Certified Public Accountant.

On August 23, 2005, the Company received from the Securities and Exchange Commission (the “SEC”) a formal order of investigation relating to the Company's previously announced independent investigation of the past practice of paying improper commissions to purchasing managers of customers in Asia in connection with export sales of recycled ferrous metals. The Company had voluntarily notified the Securities and Exchange Commission and the U.S. Department of Justice of the independent investigation; and instructed its outside law firm to provide those agencies with the information obtained as a result of the investigation; and continues to cooperate fully with those agencies. The previously announced investigation is being conducted by an independent law firm working under the supervision of the Audit Committee of the Company's Board of Directors (the “Board”).

Schnitzer Steel Industries, Inc. is one of the nation’s largest recyclers of ferrous metals, a leading self-service used auto parts retailer with 30 locations in the U.S. and Canada, and manufacturer of finished steel products. The Company, with its joint venture partners, process approximately 5.4 million tons of recycled ferrous metals per year as well as trades nearly 3.0 million tons. In addition, the Company’s steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. The Company and its joint venture partners operate primarily along the West Coast and Northeastern seaboard of the United States.

CONTACT:	Schnitzer Steel Industries, Inc.
Tom Zelenka, 503-323-2821
www.schnitzersteel.com
ir@schn.com